EXHIBIT 21.1


    SUBSIDIARIES OF FROZEN FOOD EXPRESS INDUSTRIES, INC.



     Name of Subsidiary                   Jurisdiction of Incorporation
     ------------------                   -----------------------------

FFE Transportation Services, Inc.                    Delaware
W & B Refrigeration Service Company                  Delaware
Conwell Corporation                                  Delaware
Lisa Motor Lines, Inc.                               Delaware
Compressors Plus, Inc.                                 Texas
Compressors Plus, Inc. *                             Delaware
FFE. Inc.                                              Texas
Conwell Cartage, Inc. *                                Texas
Frozen Food Express, Inc. *                            Texas
Middleton Transportation Company *                     Texas


Each subsidiary does business under its corporate name.



* Inactive